Exhibit 99.1

The First Bancorp Declares Third Quarter Dividend
DAMARISCOTTA, Maine - (BUSINESS WIRE) - September 27, 2018 - The Board of Directors of The First Bancorp (NASDAQ: FNLC), the parent company of First National Bank, today declared a quarterly dividend of 29 cents per share. This third quarter dividend is payable October 31, 2018, to shareholders of record as of October 9, 2018. Based on the September 26, 2018 closing price of $28.61 per share, the annualized dividend of $1.16 per share translates to a yield of 4.05%.
“The company’s strong performance over the past several years has carried forward into 2018 with record operating results reported for the first and second quarters of the year” noted President & Chief Executive Officer, Tony C. McKim. “The Board of Directors continues to view a generous dividend payout as a key component in the total valuation of our stock, and I am pleased to share our success with our shareholders in this way.”
The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for First National Bank. Founded in 1864, the Bank serves Mid-Coast and Down East Maine with 16 offices in Lincoln, Knox, Hancock, Penobscot and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of First National Bank, provides investment management and trust services from five offices in Lincoln, Knox, Penobscot and Hancock Counties.
Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
For more information, please contact Richard M Elder, EVP & Chief Financial Officer of First National Bank, at 207.563.3195 x2087.